UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 26, 2016

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES

CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) (Compensatory Arrangements of Certain Officers)

The following are compensation arrangements for the Company’s named executive officers identified in the 2015 Proxy Statement who were employed by the Company during 2015.  Further information regarding the structure of compensation programs and awards will be included in the Company’s 2016 Proxy Statement.

		2016 Cash		2016 Long-Term Incentive
	2015 Annual		Annual	Award*
	Incentive Payout	Salary Rate	Incentive Target	Performance Share Units	Restricted Stock Units
V. M. Rometty	$4,500,000	$1,600,000	$5,000,000	$8,645,000	$4,655,000
M. J. Schroeter	$881,100	$783,000	$1,057,000	$3,250,000	$1,750,000
K. M. Keverian	$688,500	$617,000	$833,000	$2,145,000	$1,155,000
S. A. Mills**	$753,750	N/A	N/A	N/A	N/A
J. E. Kelly III	$850,500	$809,000	$1,091,000	$3,575,000	$1,925,000

* The Long-Term Incentive Awards will be granted on June 8, 2016.  The actual number of units granted on this date will be determined by dividing the values shown above by a predetermined, formulaic planning price for the second quarter 2016.  The performance share units will be paid out in February 2019. The restricted stock units will vest 25% per year on each anniversary of the date of grant. Additional information about equity grants is provided in the Company’s Proxy Statement.

** As previously disclosed by the Company, Mr. Mills retired on December 31, 2015.

On January 26, 2016, the Board granted to Mrs. Rometty a nonqualified premium-priced stock option of 1.5 million shares divided equally into four tranches.  The award will vest three years from the date of grant and will expire 10 years from the date of grant. The exercise prices of each tranche are 105%, 110%, 115% and 125%, respectively, of the average of the high and low prices of IBM common stock on the date of grant. In the event that Mrs. Rometty ceases to be an employee for any reason (other than on account of death or disability), options that have not vested as of the date of termination will be cancelled immediately; options that have vested as of the date of termination (other than for cause) will be exercisable for the full term of the option.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/). IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 28, 2016

	By:	/s/ Christina M. Montgomery
Christina M. Montgomery
Vice President, Assistant General Counsel and Secretary